Exhibit 99.1
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place 1650 Market Street P.O. Box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Timothy McGarrity, Investor Relations — (215) 761-6130
Wendell Potter, Media Relations — (215) 761-4450

CIGNA REPORTS THIRD QUARTER 2004 RESULTS

PHILADELPHIA, November 3, 2004 — CIGNA Corporation (NYSE: CI) today reported net income of $320 million, or $2.34 per share1, for the third quarter of 2004 compared with net income of $195 million, or $1.39 per share, for the same period last year. The increase primarily reflects higher Health Care segment earnings and accelerated gain recognition on the sale of the retirement benefits business.

CIGNA’s income from continuing operations before realized investment results and special items2 was $242 million, or $1.77 per share, for the third quarter of 2004 versus $204 million, or $1.45 per share, for the third quarter of 2003. The increase primarily reflects higher earnings in the Health Care segment.

“Our Health Care segment earnings reflect the progress we continue to make in medical management, service, and underwriting. We are successfully lowering our customers’ medical cost trends, while maintaining the industry’s highest quality results,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “Solid execution of these fundamentals, which we have consistently demonstrated over the last several quarters, is building a strong foundation to improve membership results.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of income from continuing operations before realized investment results and special items3 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	Sept. 30, 2004	Sept. 30, 2003	June 30, 2004

Income from continuing operations before realized
investment results and special items	$242	$204	$246
Realized investment gains, net	8	32	269
Special items,[3] net	70	(41)	-

Net income	$320	$195	$515

Income from continuing operations before realized investment results and special items, per share	$1.77	$1.45	$1.75

Net income per share	$2.34	$1.39	$3.67

•	Realized investment gains, net of taxes, were $8 million for the third quarter of 2004.

•	Consolidated revenues were $4.5 billion for the third quarter of 2004 and $4.8 billion for the third quarter of 2003.

•

Consolidated unpaid claims and claim expenses were $4.23 billion at September 30, 2004 and $4.71 billion at December 31, 2003. Unpaid claims and related liabilities for CIGNA’s guaranteed cost, minimum premium and retrospectively experience-rated health care products were $1.53 billion at September 30, 2004 and $1.88 billion at December 31, 2003. The decline in unpaid claims and related liabilities for health care products reflects the impact of favorable prior year claim development and lower membership.

•

The company repurchased on the open market approximately 3.2 million shares of its stock for $210 million during the third quarter and approximately 560,000 shares for $39 million in October 2004. The company has approximately $530 million of remaining stock repurchase authority.

•	Cash and short-term investments at the parent company group were approximately $1.5 billion at September 30, 2004 and June 30, 2004.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are income from continuing operations before realized investment results and special items, as applicable for each segment (see Exhibit 2).

Health Care

•

This segment includes HMO and Indemnity operations. HMO includes medical and dental managed care and specialty health care operations. Indemnity includes medical and dental indemnity products as well as group disability and life insurance products associated with certain experience-rated health care accounts. This segment’s adjusted earnings are summarized below:

Adjusted Segment Earnings (after-tax, dollars in millions):

	Third Qtr. 2004	Third Qtr. 2003	Change		Second Qtr. 2004	Change

HMO	$131	$115	14%		$149	(12)%
Indemnity	75	1	-		26	188%

Total Segment	$206	$116	78%		$175	18%

Segment Margin, After-Tax [4]	6.6%	3.4%	320	bps	5.8%	80	bps

•

The year-over-year increase in adjusted HMO earnings primarily reflects improved medical management results, favorable prior year claim development and higher specialty health care results, partially offset by the effects of lower membership. HMO results include $9 million after-tax in third quarter 2004 and $32 million after-tax in second quarter 2004 from favorable prior year claim development.

•

The year-over-year increase in adjusted Indemnity earnings primarily reflects stronger underwriting and medical cost results in the experience-rated and guaranteed cost businesses, partially offset by the effects of lower membership. Indemnity results include $16 million after-tax in third quarter 2004 and $18 million after-tax in second quarter 2004 from favorable prior year claim development.

Premiums and Fees (dollars in millions):

	Third Qtr. 2004	Third Qtr. 2003	Change	Second Qtr. 2004	Change

HMO Premiums and Fees	$1,460	$1,644	(11)%	$1,478	(1)%
Indemnity Premiums and Fees	1,316	1,424	(8)%	1,211	9%

Total Premiums and Fees	$2,776	$3,068	(10)%	$2,689	3%

•	The year-over-year decline in total Health Care segment premiums and fees primarily reflects the effect of lower membership.

Medical Membership (in thousands):

	Sept. 30, 2004	Sept. 30, 2003	Change	June 30, 2004	Change

HMO	5,519	6,157	(10)%	5,435	2%
Indemnity (Estimated)	4,394	5,632	(22)%	4,595	(4)%

Total Medical Membership	9,913	11,789	(16)%	10,030	(1)%

•	The overall decline in medical membership reflects the impact of case cancellations and lower sales.

Disability and Life

•

This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business. Adjusted segment earnings (after-tax), and premiums and fees were as follows (dollars in millions):

	Third Qtr. 2004	Third Qtr. 2003	Change		Second Qtr. 2004	Change

Adjusted Segment Earnings	$41	$37	11%		$48	(15)%
Premiums and Fees	479	439	9%		471	2%
Segment Margin, After-Tax[4]	6.9%	6.8%	10	bps	8.2%	(130)	bps

•	Adjusted Disability and Life earnings primarily reflect revenue growth and continued strong profit margins.

•	Premiums and fees increased over the third quarter of 2003, reflecting solid sales results and strong persistency.

International

•

This segment includes CIGNA’s life and health insurance and employee benefits businesses operating in selected international markets. Adjusted segment earnings (after-tax) and premiums and fees were as follows (dollars in millions):

	Third Qtr. 2004	Third Qtr. 2003	Change		Second Qtr. 2004	Change

Adjusted Segment Earnings	$23	$15	53%		$20	15%
Premiums and Fees	$254	$215	18%		$252	1%
Segment Margin, After-Tax[4]	8.6%	6.6%	200	bps	7.4%	120	bps

•

The year-over-year increase in adjusted segment earnings primarily reflects favorable reserve development in the expatriate benefits business, as well as growth in the life, accident and health insurance business, particularly in Korea.

•	The increase in premiums and fees over third quarter 2003 levels primarily reflects growth in the life, accident and health insurance business and the expatriate benefits business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA’s remaining operations are presented below (after-tax, dollars in millions):

	Third Qtr. 2004	Third Qtr. 2003	Change	Second Qtr. 2004	Change

Run-off Retirement	$ 20	$ 50	(60)%	$ 29	(31)%
Run-off Reinsurance	$ (54)	$ (20)	(170)%	$ (13)	(315)%
Other Operations	$ 23	$ 27	(15)%	$ 18	28%
Corporate	$ (17)	$ (21)	19%	$ (31)	45%

•

The year-over-year decline in adjusted Run-off Retirement results is due to the sale of the retirement benefits business on April 1, 2004. Third quarter 2004 results reflect amortization of the deferred gain on the sale of this business.

•	The year-over-year decline in adjusted Run-off Reinsurance results reflects reserve strengthening for personal accident and workers compensation products.

OUTLOOK

•

CIGNA increased its estimate for full year 2004 consolidated income from continuing operations before realized investment results and special items[2,5] to a range of $925 million to $950 million, or $6.65 to $6.85 per share, including $700 million to $715 million for the Health Care segment.

•

CIGNA currently estimates full year 2005 consolidated income from continuing operations before realized investment results and special items[2,5,6] to be in the range of $745 million to $810 million, or $5.50 to $6.00 per share, including $500 million to $550 million for the Health Care segment.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the earnings outlook on CIGNA’s third quarter 2004 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call on which management will review third quarter 2004 results and provide full year 2004 and 2005 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.

Income from continuing operations before realized investment results and special items, which are identified and quantified in Note 3, is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and income from continuing operations. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of third quarter 2004 and 2003 GAAP income from continuing operations to income from continuing operations before realized investment results and special items.

3.

The special items included in net income and income from continuing operations, but excluded from income from continuing operations before realized investment results and special items, adjusted segment earnings and the calculation of segment margins are:

Third Quarter 2004

•	After-tax gain of $79 million related to the accelerated recognition of a portion of the deferred gain on the sale of CIGNA’s retirement benefits business.

•

After-tax charge of $9 million related to derivative accounting associated with the modified coinsurance arrangements resulting from the sale of the retirement benefits business. As a result of these arrangements, CIGNA has embedded derivatives that transfer to the buyer certain unrealized changes in fair value due to interest rate and credit risks associated with the assets subject to the modified coinsurance arrangements.

Third Quarter 2003

•	After-tax charge of $37 million related to settlement of health care provider class action litigation matters.

•	After-tax charge of $10 million related to the write-off of certain non-goodwill intangibles.

•	After-tax gain of $5 million on the sale of CIGNA’s interest in a Japanese pension business.

•	After-tax gain of $1 million related to CIGNA’s post-retirement benefit obligation attributable to the fourth quarter 2002 health care restructuring program.

4.

Segment margins in this press release are calculated by dividing adjusted segment earnings (income from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 6.6%, 2.1%, and 5.8% for the three months ended September 30, 2004, September 30, 2003, and June 30, 2004, respectively. Segment margins including special items for the International segment were 8.6%, 8.5%, and 7.4% for the three months ended September 30, 2004, September 30, 2003, and June 30, 2004, respectively.

5.

Information is not available for management to reasonably estimate future net income or income from continuing operations at this time. Fourth quarter and full year 2004 net income and income from continuing operations will include realized investment results, which are not predictable, and special items. Special items for the full year 2004 will reflect:

•	the impact of any ongoing volatility from derivatives accounting associated with a portion of the reinsurance liabilities from the sale of the retirement benefits business;

•	additional accelerated recognition of the deferred gain on the sale of the retirement benefits business;

•	any gain resulting from the sale of our investment advisory businesses; and

•	the special items recognized in the first, second and third quarters of 2004 as described in Exhibit 2.

Potential special items for the full year 2005 could include any additional impact from the first two items listed above. In addition, CIGNA could incur possible restructuring charges in 2005, not expected to exceed $50 million after-tax in aggregate, which would also be treated as special items. Other than these items, information is not available for management to reasonably estimate full year 2004 and 2005 special items.

6.	The full year 2005 earnings outlook excludes any effect from expensing employee stock options.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company’s earnings estimates for the full years of 2004 and 2005. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA’s employee benefits businesses;
3.

challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that membership does not stabilize and begin to grow, resulting in significantly greater than expected reductions in medical membership;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA’s retirement benefits business;
5.

risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA’s businesses and the outcome of pending government proceedings;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.

limitations on the ability of CIGNA’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.

adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA’s liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.

adjustments to the assumptions (including annuity election rates) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.

significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA’s pension plan in future periods and the recognition of additional pension obligations;

14.

unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;
16.	changes in federal income tax laws; and
17.

risk factors detailed in CIGNA’s Form 10-K for the fiscal year ended December 31, 2003 and Form 10-Q for the fiscal quarter ended June 30, 2004, including the Cautionary Statement in Management’s Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

CIGNA CORPORATION COMPARATIVE SUMMARY OF FINANCIAL RESULTS (Dollars in millions, except per share amounts)	Exhibit 1
[CIGNA Logo]

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,615	$3,841	$10,746	$11,615
Net investment income	340	623	1,298	1,949
Other revenues (1)	513	260	1,343	616
Realized investment gains	11	49	447	127

Total	$4,479	$4,773	$13,834	$14,307

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REALIZED
INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (2)
Health Care:
HMO operations	$131	$115	$421	$282
Indemnity operations	75	1	140	19

Total Health Care	206	116	561	301
Disability and Life	41	37	129	115
International	23	15	58	36
Run-off Retirement	20	50	87	147
Run-off Reinsurance	(54)	(20)	(77)	(55)
Other Operations	23	27	59	83
Corporate	(17)	(21)	(66)	(60)

Total	$242	$204	$751	$567

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care:
HMO operations	$130	$87	$418	$263
Indemnity operations	81	8	124	43

Total Health Care	211	95	542	306
Disability and Life	44	56	132	157
International	23	20	59	46
Run-off Retirement	91	61	414	162
Run-off Reinsurance	(52)	(16)	(77)	(328)
Other Operations	20	-	68	56
Corporate	(17)	(21)	(86)	(69)

Total	$320	$195	$1,052	$330

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains and special items	$1.77	$1.45	$5.39	$4.04
Realized investment gains, net of taxes	0.06	0.23	2.09	0.59
Special items, after-tax	0.51	(0.29)	0.07	(2.28)

Income from continuing operations	2.34	1.39	7.55	2.35
Income from discontinued operations	-	-	-	0.34

Income before cumulative effect of accounting change	$2.34	$1.39	$7.55	$2.69
Cumulative effect of accounting change, net of taxes	-	-	(1.00)	-

Net income	$2.34	$1.39	$6.55	$2.69

Weighted average shares (in thousands)	136,475	140,540	139,417	140,455

SHAREHOLDERS' EQUITY at September 30:			$4,602	$4,235

SHAREHOLDERS' EQUITY PER SHARE at September 30:			$34.28	$30.14

(1)	Includes the following items:
-

Pre-tax impact of certain derivatives recorded in run-off reinsurance operations ($33 million gain for the third quarter of 2004) and pre-tax losses ($27 million for the nine months of 2004, $70 million for the third quarter and $326 million for the nine months of 2003). CIGNA recorded corresponding offsets in benefits, losses and settlement expenses to adjust liabilities for certain specialty life reinsurance contracts.

-

Experience-rated pension trading portfolio gains recorded in run-off retirement operations prior to sale ($165 million for the nine months of 2004). These results are offset by amounts included in benefits, losses and settlement expenses.

-	Pre-tax accelerated amortization ($122 million for the third quarter and $126 million for the nine months of 2004) of deferred gain on sale of retirement benefits business.
-	Pre-tax charge of $14 million ($9 million after-tax) for the third quarter and nine months of 2004 associated with a modified coinsurance arrangement related to the run-off retirement business.
(2)

See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

CIGNA Corporation Supplemental Financial Information Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items (Dollars in millions, except per share amounts)	Exhibit 2

			Health Care

	HMO		Indemnity		Total		Disability & Life		International		Run-off Retirement
Three Months Ended September 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$130	$87	$81	$8	$211	$95	$44	$56	$23	$20	$91	$61
Realized investment results, net of taxes	1	-	(6)	(25)	(5)	(25)	(3)	(19)	-	-	(1)	(11)
Special items, after-tax:
Accelerated recognition of deferred gain on sale of retirement benefits business	-	-	-	-	-	-	-	-	-	-	(79)	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	-	-	-	-	9	-
Restructuring items, net	-	(1)	-	-	-	(1)	-	-	-	-	-	-
Health care provider litigation	-	19	-	18	-	37	-	-	-	-	-
Intangible asset write-off for provider contracts	-	10	-	-	-	10	-	-	-	-	-	-
Gain on sale of Japanese pension operation	-	-	-	-	-	-	-	-	-	(5)	-	-

Income (loss) from continuing operations before realized investment gains (losses) and special items	$131	$115	$75	$1	$206	$116	$41	$37	$23	$15	$20	$50

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Three Months Ended September 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$(52)	$(16)	$20	$-	$(17)	$(21)	$320	$195	$2.34	$1.39
Realized investment results, net of taxes	(2)	(4)	3	27	-	-	(8)	(32)	(0.06)	(0.23)
Special items, after-tax:
Accelerated recognition of deferred gain on sale of retirement benefits business	-	-	-	-	-	-	(79)	-	(0.58)	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	9	-	0.07	-
Restructuring items, net	-	-	-	-	-	-	-	(1)	-	(0.01)
Health care provider litigation	-	-	-	-	-	-	-	37	-	0.26
Intangible asset write-off for provider contracts	-	-	-	-	-	-	-	10	-	0.07
Gain on sale of Japanese pension operation	-	-	-	-	-	-	-	(5)	-	(0.03)

Income (loss) from continuing operations before realized investment gains (losses) and special items	$(54)	$(20)	$23	$27	$(17)	$(21)	$242	$204	$1.77	$1.45

			Health Care

	HMO		Indemnity		Total		Disability & Life		International		Run-off Retirement
Nine Months Ended September 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$418	$263	$124	$43	$542	$306	$132	$157	$59	$46	$414	$162
Realized investment results, net of taxes	-	(1)	(9)	(35)	(9)	(36)	(4)	(41)	(1)	(5)	(268)	(15)
Special items, after-tax:
Accelerated recognition of deferred gain on sale of retirement benefits business	-	-	-	-	-	-	-	-	-	-	(79)	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	-	-	-	-	9	-
Restructuring items, net	3	(9)	25	(7)	28	(16)	1	(1)	-	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	-	-	-	11	-
Charge for guaranteed minimum death benefit contracts	-	-	-	-	-	-	-	-	-	-	-	-
Health care provider litigation	-	19	-	18	-	37	-	-	-	-	-	-
Intangible asset write-off for provider contracts	-	10	-	-	-	10	-	-	-	-	-	-
Gain on sale of Japanese pension operation	-	-	-	-	-	-	-	-	-	(5)	-	-

Income (loss) from continuing operations before realized investment gains (losses) and special items	$421	$282	$140	$19	$561	$301	$129	$115	$58	$36	$87	$147

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Nine Months Ended September 30,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$(77)	$(328)	$68	$56	$(86)	$(69)	$1,052	$330	$7.55	$2.35
Realized investment results, net of taxes	-	(13)	(9)	27	-	-	(291)	(83)	(2.09)	(0.59)
Special items, after-tax:
Accelerated recognition of deferred gain on sale of retirement benefits business	-	-	-	-	-	-	(79)	-	(0.56)	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	9	-	0.06	-
Restructuring items, net	-	-	-	-	20	9	49	(8)	0.35	(0.06)
Charge for SOP 03-01	-	-	-	-	-	-	11	-	0.08	-
Charge for guaranteed minimum death benefit contracts	-	286	-	-	-	-	-	286	-	2.04
Health care provider litigation	-	-	-	-	-	-	-	37	-	0.26
Intangible asset write-off for provider contracts	-	-	-	-	-	-	-	10	-	0.07
Gain on sale of Japanese pension operation	-	-	-	-	-	-	-	(5)	-	(0.03)

Income (loss) from continuing operations before realized investment gains (losses) and special items	$(77)	$(55)	$59	$83	$(66)	$(60)	$751	$567	$5.39	$4.04

*	Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).